Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 6, 2018, relating to the balance sheet of Spartan Energy Acquisition Corp. as of December 31, 2017, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 13, 2017 (inception) through December 31, 2017, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-226274 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 9, 2018